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                                                                       Exhibit 5
                                                                      ---------



                                    March 18, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

         Re: St. Joe Corporation Registration Statement for Offering of 67,287 Shares of Common Stock

Ladies and Gentlemen:

    We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 67,287 shares of Common Stock issued pursuant to the employment agreement between the Company and Peter S. Rummell. We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of such employment agreement and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/  Robert M. Rhodes


                                      Robert M. Rhodes
                                      Senior Vice President
                                      and General Counsel